Exhibit 99.1

For Immediate Release
April 9, 2008

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market-JXSB) reported unaudited net income for the three months ended March 31, 2008, of $363,000, or $0.18 per common share, basic and diluted, compared to net income of $104,000, or $0.05 per common share, basic and diluted, for the three months ended March 31, 2007.  Net income increased $259,000 during the first quarter of 2008, as compared to the same period of 2007, primarily due to increases of $276,000 in net interest income and $210,000 in other income, partially offset by increases of $109,000 in other expense and $118,000 in income taxes.

The $276,000 increase in net interest income during the first quarter of 2008 is the net result of a $366,000 increase in interest income offset by a $90,000 increase in interest expense.  The increase in interest income is mostly due to a $376,000 increase in interest income on loans.  The higher loan income is primarily due to an increase of $20.3 million in the average balance of the loan portfolio during the first quarter of 2008 compared to the same period of 2007.  The increased loan volume was primarily funded by a growth in deposits and an increase in other borrowings, which consisted of advances from the Federal Home Loan Bank.  Interest expense on deposits increased $33,000 due to the net effect of a $14.4 million increase in the average balance of deposits and a 17 basis point decrease in the average cost of deposits during the first quarter of 2008, compared to the same period of 2007.  Our cost of deposits has been favorable affected by recent decreases in market rates as deposits have repriced faster than our assets.  The increase in interest expense on borrowings is primarily due to an increase of $6.2 million in the average balance of borrowed funds, partially offset by a decrease in the average cost of borrowings.

The $210,000 increase in other income is primarily attributed to increases of $107,000 in commission income, $68,000 in net income from mortgage banking operations, $37,000 in earnings on cash surrender value, and $24,000 in trust income, partially offset by a $22,000 decrease in service charges on deposits.  The increase in commission income is attributed to continued growth in brokerage accounts.  The increase in mortgage banking income is primarily due to a higher volume of sales of $10.3 million to the secondary market.  Other expenses increased $109,000 primarily due to increases of $89,000 in salaries and benefits expense and $23,000 in occupancy expense.  The increase in salaries and benefits is attributed to annual wage and cost increases, higher commissions, and additional staffing.  The increase in income taxes reflects an increase in taxable income, partially offset by state tax benefits.

Total assets at March 31, 2008 increased to $301.5 million from $288.5 million at December 31, 2007.  Total deposits at March 31, 2008 were $256.6 million, compared to $245.7 million at December 31, 2007.  Total stockholders’ equity at March 31, 2008 and December 31, 2007, was $23.3 million and $22.6 million, respectively.  At March 31, 2008, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 6.9%, 10.2%, and 11.1%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended March 31, 2008, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.